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                                                                    EXHIBIT 20.1

                                                [LOGO PACIFIC SUNWEAR]
CONTACT:

Greg Weaver, Chief Executive Officer (714) 701-4000
Carl Womack, Chief Financial Officer (714) 701-4003
James K. White, Investor Relations (562) 437-0655

FOR IMMEDIATE RELEASE
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                      PACIFIC SUNWEAR OF CALIFORNIA, INC.
                    ANNOUNCES ADDITION OF SALLY FRAME KASAKS
                             TO BOARD OF DIRECTORS


        ANAHEIM, CA/June 19, 1997 - Pacific Sunwear of California, Incorporated (NASDAQ:PSUN) Chief Executive Officer, Greg Weaver, today announced that Sally Frame Kasaks, currently a marketing and retail consultant, has joined its Board of Directors. The addition of Ms. Kasaks to the Board of Directors of Pacific Sunwear increases its number of directors to six.

        "I am very pleased to have Sally Frame Kasaks join the Board of Pacific Sunwear. Her retail experience, which has included the positions of Chairman and CEO at Ann Taylor, President and CEO of Abercrombie & Fitch, (a division of The Limited) and Chairman and CEO of Talbots, will be highly valuable to us as we continue to aggressively grow our business," states Weaver.

        Pacific Sunwear of California, Inc. is a leading mall-based specialty retailer of everyday, casual apparel, accessories and footwear designed to meet the lifestyle needs of active teens and young adults. The Company's customers are primarily young men aged 12 to 22, as well as young women of the same age who generally prefer a casual look. The Company operates 221 stores in 33 states.

NOTE: Pacific Sunwear press releases are available at no charge through PR Newswire's fax service and Web site. For a menu of Pacific Sunwear of California, Inc. press releases, or to retrieve a specific release, call 800-758-5804, extension 672287, or http://www.prnewswire.com on the Internet.


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           5037 E. Hunter Avenue . Anaheim CA 92807 . (714) 693-8066